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                                  EXHIBIT 11

         FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


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
                                                                                 YEAR ENDED MARCH 31,
                                                                         ------------------------------------
                                                                            1996         1995         1994
                                                                         -----------  -----------  ----------
Net Income.................................................              $10,366,000  $12,411,000  $8,090,000
                                                                         ===========  ===========  ==========
Earnings Per Share Computation - Primary:

Weighted Average Number of Shares Outstanding..............                7,798,773    7,546,387   7,162,475
  Effect of Common Shares Issuable Upon Exercise of
  Dilutive Stock Options and Warrants Net of Shares
  Assumed to be Repurchasable (at the Average
  Market Price) out of Exercise  Proceeds..................                  482,619      427,563     498,816
                                                                         -----------  -----------  ----------

Shares Used for Computation................................                8,281,392    7,973,950   7,661,291
                                                                         ===========  ===========  ==========
Net Income Per Share:

 Primary...................................................              $      1.25  $      1.56  $     1.06
                                                                         ===========  ===========  ==========

Earnings Per Share Computation -
 Assuming Full Dilution:

Weighted Average Number of Shares Outstanding..............                7,798,773    7,546,387   7,162,475

Effect of Common Shares Issuable Upon Exercise  of
 Dilutive Stock Options and Warrants Net of Shares
 Assumed to be Repurchasable (at the  Higher of the
 Last or Average Market Price) out of Exercise Proceeds....                  485,151      607,739     499,171
                                                                         -----------  -----------  ----------

Shares Used for Computation................................                8,283,924    8,154,126   7,661,646
                                                                         ===========  ===========  ==========
Net Income Per Share:

 Fully Diluted.............................................              $      1.25  $      1.52  $     1.06
                                                                         ===========  ===========  ==========
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